THE SOMERSET GROUP, INC.
MARKET FOR THE REGISTRANT'S COMMON STOCK

The Company's common stock trades on The NASDAQ Stock Market under the symbol SOMR. The quarterly range of prices for the Company's common stock for the years ended December 31, 1994 and 1993 is presented below:
                                    1994             1993
                  Quarter         High  Low      High    Low
   First - ended March 31,    $14.25  $9.75     $9.50   $6.75
   Second - ended June 30,    $12.50 $11.63     $9.75   $7.75
   Third -ended September 30, $13.25 $11.13    $11.50   $9.50
   Fourth -ended December 31, $13.50 $12.50    $11.00  $10.13

The Company paid a cash dividend of $.10 per share in the third quarter of 1994.

As of February 24, 1995, there were 234 shareholders of record and approximately 707 beneficial owners.


SELECTED FINANCIAL DATA
                      (In thousands except per share amounts)

                                            Years Ended December 31,


                                      1994    1993    1992     1991    1990

Net sales from continuing operation $23,467 $14,555 $15,875   $13,935   $19,685

Income from continuing operations     2,617   2,219   1,657     1,692     2,286

Net income                            2,617   2,219      44       120     2,796


Income from continuing operations
  per share                            1.57    1.37    1.03      1.00      1.28


Net income per share                   1.57    1.37     .03       .07      1.57


                                                                                 As of December 31,

                                      1994     1993    1992       1991     1990

Working capital                     $6,852   $4,885  $4,897     $5,806   $6,415


Total assets                        39,804   34,995  30,649     32,618   33,499


Long-term debt                       5,500    5,500   5,587      7,013    5,929


Total liabilities                   13,375   11,091   9,009     10,618   10,845


Shareholders' equity                26,429   23,904  21,640     22,000   22,654


Book value per share                 16.13    14.89   13.49      13.75    13.17

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